EXHIBIT 99.1

Summit Midstream Partners, LP 1790 Hughes Landing Blvd, Suite 500 The Woodlands, TX 77380

Summit Midstream Partners, LP Reports Fourth Quarter and

Full-Year 2019 Financial Results & Provides 2020 Financial Guidance

▪	Fourth quarter 2019 net loss of $327.1 million, primarily attributable to a $336.7 million non-cash impairment associated with our equity investments in Ohio Gathering and Ohio Condensate
▪

Fourth quarter 2019 adjusted EBITDA of $77.5 million, an all-time high, and Distributable Cash Flow (“DCF”) of $47.1 million, driven by record liquids volume throughput in the Williston Basin and the impact of organizational expense reductions

▪	Fourth quarter 2019 distribution coverage of $35.4 million and distribution coverage ratio of 4.0x
▪	Executed financing transaction to shift next $80 million of Double E capital to a third-party investor
▪	Providing 2020 adjusted EBITDA guidance of $260 million to $285 million
▪

Providing 2020 total capital expenditure guidance of $50 million to $70 million, including approximately $10 million related to Double E; expect to obtain institutional project financing for the majority of remaining Double E development and construction costs

▪	Expect to generate sufficient cash in 2020, after capital expenditures and distributions, to reduce debt by approximately $50 million, excluding the impact of any future potential asset sales

The Woodlands, Texas (February 28, 2020) – Summit Midstream Partners, LP (NYSE: SMLP) announced today its financial and operating results for the three months ended December 31, 2019, including a net loss of $327.1 million, adjusted EBITDA of $77.5 million, DCF of $47.1 million, and a quarterly distribution coverage ratio of 4.0x.  Net loss for the quarter was primarily related to a $336.7 million non-cash impairment associated with our equity investments in Ohio Gathering and Ohio Condensate due to an expected decrease in customer activity as a result of lower forward commodity prices.  Net loss also included a $14.2 million non-cash impairment related to the $12.0 million sale of a natural gas gathering and processing sub-system in the Piceance Basin (“RRG West”) in December 2019, and $5.7 million of restructuring, severance and transaction expenses associated with the November 2019 DPPO amendment and our ongoing initiative to reduce our cost structure.

Heath Deneke, President and Chief Executive Officer, commented, “SMLP has taken a number of actions since the fourth quarter of 2019 to prepare for a challenging macro environment in 2020.  In general, we expect a reduction in our customers’ 2020 drilling and completion activities compared to 2019 as a result of a weakening commodity price backdrop, together with more limited access to capital in the upstream sector.  Our 2020 adjusted EBITDA guidance of $260 million to $285 million is based on current plans from our customers, with the lower end of guidance incorporating a substantial amount of risking to each customer’s development timelines and production forecasts, which we believe reflects the current market backdrop.  If our customers perform consistently with the recent forecasts that they have provided, we will be positioned to achieve the high end of our guidance range.  We expect 2020 total capital expenditures of $50 million to $70 million, including maintenance capex and approximately $10 million related to our equity method investment in Double E.”

“We made significant progress on a number of major initiatives since the fourth quarter that were designed to mitigate the negative impact of further industry weakness in 2020, strengthen the balance sheet, increase our financial flexibility, and right-size our cost structure. These initiatives included:

•	Our partial payment of the DPPO in the amount of $122.75 million, and extension of the DPPO payment from 2020 to 2022,
•	Our announcement to shift the next $80 million of Double E capital investments to a third-party investor at a 7% annualized distribution rate, while retaining long-term upside from the project,

EX 99.1-1

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Our recent announcement to reduce our quarterly distribution by 56.5% to $0.125 per unit, which will enable us to incrementally retain over $60 million of annualized cash flow that will be used to accelerate de-leveraging,

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Our continued commitment to reducing costs across our organization and enhancing operating margins, which we expect will result in at least $10 million of expense savings in 2020, and will enable up to $20 million of annual run rate expense savings thereafter, and

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Our enhanced capital discipline, and a higher return threshold for incremental capital investments, as represented by the significant reductions in total capital expenditures, which we now expect to be less than $70 million for 2020.”

“We believe that the above actions will enable SMLP to generate sufficient cash in 2020 to pay down approximately $50 million of outstanding debt, excluding the impact of any future potential asset sales.  We continue to actively evaluate potential divestitures and joint ventures of certain of our assets, and will continue to do so in a patient and disciplined manner.  Our expectation is that any divestiture will serve to accelerate de-leveraging of SMLP’s balance sheet.”

“We reported adjusted EBITDA in the fourth quarter of 2019 totaling $77.5 million, which was a quarterly record for SMLP, but slightly below our expectations, primarily due to deferred well connections in the quarter and faster than expected declines from new wells, primarily behind our Utica Shale and Ohio Gathering systems.  Fourth quarter results reflected higher sequential adjusted EBITDA across five of our eight reportable segments as a result of higher volumes and expense reductions that we began to realize in the quarter.  The Williston Basin segment generated exceptionally strong results for the quarter, including a 12.6% sequential quarterly increase in volume throughput to a record 118.5 Mbbl/d, and a $6.4 million sequential quarterly increase in segment adjusted EBITDA.”

2020 Financial Guidance

SMLP is releasing financial guidance for 2020, which is summarized in the table below.  These projections are subject to risks and uncertainties as described in the “Forward-Looking Statements” section at the end of the release.

	2020 Financial Guidance Range
($ in millions)	Low		High
Natural Gas Throughput (MMcf/d)
Core Focus Areas	625	-	715
Legacy Areas	900	-	945
Total	1,525	-	1,660

Liquids Throughput (Mbbl/d)	100	-	105

Adjusted EBITDA
Core Focus Areas	$155	-	$175
Legacy Areas	$135	-	$140
Unallocated G&A, Other	($30)	-	($30)
Total	$260	-	$285

Capital Expenditures
Growth Capital Expenditures	$37	-	$53
Maintenance Capital Expenditures	$13	-	$17
Total	$50	-	$70

Current Distribution Coverage Ratio	2.75x	-	3.25x

We believe our 2020 financial guidance reflects an appropriate level of risking to the most recent drill schedules and volume forecasts provided by our customers.  The mid-point of our guidance incorporates an approximately 45%

EX 99.1-2

reduction in new well connects on our systems in 2020 as compared to 2019; however, approximately 70% of the new wells that are included in our forecast in 2020 are either drilled or are currently being drilled.  The remaining new wells that are expected to be drilled and completed in our 2020 forecasts have active permits and have recently been affirmed by our customers to be included in their 2020 capital programs.  Our customers are currently operating 6 drilling rigs behind our systems.  We expect the vast majority of our customers’ well completion activities to occur between the second and fourth quarters of the year.  SMLP’s 2020 financial guidance also includes the impact of contractual MVC step-downs, including a $4.8 million decrease relative to 2019 in the Barnett Shale, a $3.3 million decrease in the Piceance Basin, and a $1.0 million decrease in the Williston Basin.  Our guidance also includes the $10 million benefit from a cost savings initiative that we began in 2019, but does not fully incorporate the up to $20 million run rate benefit that we are targeting by the end of 2020.

Capital Expenditures

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Growth capital expenditures of $37 million to $53 million, focused primarily on pad connections and line looping projects to accommodate near-term volume growth in the Williston Basin, Utica Shale and DJ Basin segments;

•	Maintenance capital expenditures of $13 million to $17 million;
•

With the exception of an estimated $10 million investment in Double E, which is included in the growth capital expenditures noted above, we expect third-party capital arrangements to finance the remainder of our capital contributions to Double E in 2020.

Fourth Quarter 2019 Business Highlights

In the fourth quarter of 2019, SMLP’s average daily natural gas throughput for its operated systems decreased 2.7% over the third quarter of 2019 to 1,356 MMcf/d, and liquids volumes increased 12.6% over the third quarter of 2019 to 118.5 Mbbl/d.  SMLP’s customers currently maintain more than 110 DUCs in inventory upstream of our systems.

Core Focus Areas:

•	Core Focus Areas generated combined sequential quarterly segment adjusted EBITDA growth of 15.9% over the third quarter of 2019, to $45.1 million.
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Utica Shale segment adjusted EBITDA of $8.6 million, a 9.3% increase over the third quarter of 2019, included a $2.1 million payment related to a contract amendment, partially offset by a 7.1% decrease in high margin volumes gathered from pad sites directly connected to the gathering system.  Volumes in the fourth quarter of 2019 were negatively impacted by steeper than anticipated declines associated with well completions that occurred in the second quarter of 2019.  We continue to expect one of our Utica Shale customers to commence production from a five-well pad site in March 2020 with initial flow rates in excess of 150 MMcf/d, which would represent approximately 65% of our fourth quarter 2019 pad level volume.  These new wells are expected to generate a significant increase in volume throughput and segment adjusted EBITDA in 2020.

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Ohio Gathering segment adjusted EBITDA totaled $9.5 million, a $0.9 million decrease from the third quarter of 2019.  Lower segment adjusted EBITDA was driven by a 6.6% decrease in volume throughput, due to natural declines associated with 13 new wells that were connected in the third quarter of 2019, and no new well connections in the fourth quarter.  We are forecasting Ohio Gathering volume throughput and segment adjusted EBITDA to be lower in 2020 compared to 2019 due to a reduction in expected drilling and completion activities.

•	In the Utica Shale and Ohio Gathering combined segments, we expect our customers to complete approximately 35 wells in 2020, or roughly half of the number of wells completed in 2019.
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Williston Basin volume throughput averaged 118.5 Mbbl/d in the fourth quarter, a record for SMLP and a 12.6% increase over the third quarter of 2019.  Higher volume throughput was driven by 12 new well connections in the fourth quarter, which enabled segment adjusted EBITDA of $20.2 million, a 46.0% increase over the prior quarter.  Our customers are currently operating one drilling rig and have 38 DUCs in inventory.  We expect that segment adjusted EBITDA for the Williston Basin will remain relatively flat in 2020 compared to 2019, primarily as the result of lower operating expenses in 2020 versus 2019, offset by a reduction in drilling activity by one of our historically more active customers that is shifting resources to delineate and unlock inventory in other parts of the basin. We are encouraged by recent well results on the system and we

EX 99.1-3

are seeing a significant increase in planned drilling and completion activity from certain of our other Williston Basin customers towards the end of 2020, which we expect will continue into 2021 and beyond.

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DJ Basin segment adjusted EBITDA totaled $6.6 million in the fourth quarter of 2019, a 1.1% increase over the third quarter of 2019, due to a 6.1% increase in total throughput over the third quarter of 2019 to 35 MMcf/d.  We expect segment adjusted EBITDA growth in 2020, primarily as a result of a full year’s benefit of our recently expanded 60 MMcf/d processing plant and associated monthly demand payments.  Our outlook for the DJ Basin in 2020 contemplates approximately 50 well completions, which we expect will generate higher volume throughput in 2020 compared to the fourth quarter of 2019, and is based on our customers’ current one rig drilling program and supplemented by more than 25 wells that our customers have in DUC inventory.

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The Permian Basin segment generated $0.1 million of segment adjusted EBITDA in the fourth quarter of 2019, down from $0.2 million from the prior quarter.  Fourth quarter results were positively influenced by 11 new well connects in the period, which facilitated total volume throughput of 25 MMcf/d, a 25.0% improvement over the third quarter.  Segment adjusted EBITDA in the fourth quarter of 2019 was negatively impacted by a $0.5 million increase in operating expenses.  Our 2020 outlook for our Permian Basin segment contemplates modest growth in volume throughput and segment adjusted EBITDA.

Legacy Areas:

•	Legacy Areas generated $39.0 million of combined segment adjusted EBITDA in the fourth quarter of 2019 and had combined capital expenditures of $0.2 million.
•	Piceance Basin segment adjusted EBITDA of $24.1 million, an increase of $0.1 million over the third quarter of 2019.
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Disposed of RRG West, an underutilized natural gas gathering and processing sub-system in the Piceance Basin that included over 1,200 miles of pipeline in western Colorado and eastern Utah, and represented less than 25 MMcf/d of volume throughput.  The transaction, which was effective December 1, 2019, generated sale proceeds of $12.0 million, and has significantly reduced our segment operating expenses, which will enable more effective operation of our higher utilization areas in the Piceance Basin going forward.

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Barnett Shale segment adjusted EBITDA decreased $1.3 million from the third quarter of 2019, as a result of a 4.0% decline in volume throughput and the expiration of a multi-year customer MVC in October 2019 that reduced segment adjusted EBITDA by approximately $1.0 million in the fourth quarter of 2019 compared to the third quarter of 2019.

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Marcellus Shale segment adjusted EBITDA of $5.3 million, up $0.4 million over the third quarter of 2019 due to an 8.0% increase in volume throughput from 5 new wells that were completed late in the third quarter of 2019.  Our anchor customer has nine DUCs in inventory and is currently drilling nine additional wells.

EX 99.1-4

The following table presents average daily throughput by reportable segment on a quarter-over-quarter and year-over-year basis:

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Average daily throughput (MMcf/d):
Utica Shale	254	309	273	359
Williston Basin (1)	13	18	12	18
DJ Basin	35	21	27	17
Permian Basin	25	3	19	1
Piceance Basin (2)	415	526	452	551
Barnett Shale	237	255	251	253
Marcellus Shale	377	401	363	474
Aggregate average daily throughput	1,356	1,533	1,397	1,673

Average daily throughput (Mbbl/d):
Williston Basin	118.5	108.9	105.3	94.9
Aggregate average daily throughput	118.5	108.9	105.3	94.9

Ohio Gathering average daily throughput (MMcf/d) (3)	726	780	732	769

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(1)	The Williston Basin segment includes the Tioga Midstream system, which was sold in March 2019.
(2)	The Piceance Basin segment includes the RRG West system, which was sold in December 2019.
(3)	Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.

The following table presents adjusted EBITDA by reportable segment on a quarter-over-quarter and year-over-year basis:

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
	(In thousands)
Reportable segment adjusted EBITDA (1):
Utica Shale	$8,595	$5,826	$29,292	$30,285
Ohio Gathering (2)	9,542	10,386	39,126	39,969
Williston Basin (3)	20,213	21,852	69,437	76,701
DJ Basin	6,625	3,030	18,668	7,558
Permian Basin	117	(309)	(879)	(1,200)
Piceance Basin (4)	24,138	28,832	98,765	111,042
Barnett Shale	9,560	11,498	43,043	43,268
Marcellus Shale	5,316	5,498	20,051	24,267
Total	$84,106	$86,613	$317,503	$331,890
Less: Corporate and Other (5)	6,569	9,748	30,362	37,805
Adjusted EBITDA	$77,537	$76,865	$287,141	$294,085

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(1) We define segment adjusted EBITDA as total revenues less total costs and expenses, plus (i) other income excluding interest income, (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to MVC shortfall payments, (v) adjustments related to capital reimbursement activity, (vi) unit-based and noncash compensation, (vii) change in the Deferred Purchase Price Obligation, (viii) impairments and (ix) other noncash expenses or losses, less other noncash income or gains.

(2) Represents our proportional share of adjusted EBITDA for Ohio Gathering, subject to a one-month lag.  We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest in Ohio Gathering during the respective period.

(3) The Williston Basin segment includes the Tioga Midstream system, which was sold in March 2019.

(4) The Piceance Basin segment includes the RRG West system, which was sold in December 2019.

EX 99.1-5

(5) Corporate and Other represents those results that are not specifically attributable to a reportable segment (such as Double E) or that have not been allocated to our reportable segments, including certain general and administrative expense items, natural gas and crude oil marketing services, interest expense and a change in the Deferred Purchase Price Obligation.

Capital Expenditures

Capital expenditures totaled $30.6 million in the fourth quarter of 2019, including maintenance capital expenditures of $3.6 million, a decrease of 24.5% compared to the third quarter of 2019.  Capital expenditures in the fourth quarter of 2019 were primarily related to the commissioning of the 60 MMcf/d processing plant in the DJ Basin along with associated compressor station investments as well as pad connection capital expenditures in the Utica Shale and Williston Basin.  SMLP also made capital contributions totaling $7.0 million in the fourth quarter of 2019, with respect to its 70% equity investment in Double E Pipeline, LLC.

	Year ended December 31,
	2019	2018
	(In thousands)
Cash paid for capital expenditures (1):
Utica Shale	$3,902	$5,719
Williston Basin	30,861	25,202
DJ Basin	80,487	64,920
Permian Basin	47,263	83,823
Piceance Basin	1,946	7,887
Barnett Shale (2)	184	1,370
Marcellus Shale	693	1,030
Total reportable segment capital expenditures	165,336	189,951
Corporate and Other (3)	16,955	10,635
Total cash paid for capital expenditures	$182,291	$200,586

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(1)	Excludes cash paid for capital expenditures by Ohio Gathering and Double E (after June 2019) due to equity method accounting.
(2)	For the year ended December 31, 2019, the amount includes sales tax reimbursements of $1.1 million.
(3)

For 2019, and through the formation date of the Double E joint venture in June 2019, reflects 100% of the capital expenditures associated with Double E and excludes capital contributions made by our JV partner.

Capital & Liquidity

As of December 31, 2019, SMLP had $563.9 million of undrawn commitments under its $1.25 billion revolving credit facility.  Subject to covenant limits, and after accounting for an issued but undrawn letter of credit, our available borrowing capacity at December 31, 2019 was approximately $100 million.  Based upon the terms of SMLP’s revolving credit facility and total outstanding debt of $1.48 billion (inclusive of $800.0 million of senior unsecured notes), SMLP’s total leverage ratio and senior secured leverage ratio (as defined in the credit agreement) as of December 31, 2019, were 5.1 to 1.0 and 2.3 to 1.0, respectively, relative to maximum threshold limits of 5.5 to 1.0 and 3.75 to 1.0.

SMLP’s total and senior secured leverage ratios at December 31, 2019 were negatively impacted by a Barnett Shale customer’s decision to not make a multi-year MVC shortfall payment totaling $7.3 million when due in the fourth quarter of 2019.  SMLP is disputing this customer’s decision and is pursuing all available means to collect any and all amounts owed by this customer.  Upon collection, the revolving credit facility will permit SMLP to recognize this MVC shortfall payment as EBITDA in the leverage ratio calculations.  If this payment had been made when due, total leverage ratio at December 31, 2019 would have been 5.0 to 1.0.

Double E Financing Plan

In December 2019, SMLP announced that it had entered into agreements with an affiliate of TPG, a global alternative asset firm (“TPG”), for the purchase of up to $80 million of redeemable, preferred interests in Summit Permian Transmission Holdco, LLC (“Permian Holdco”), a newly created, unrestricted subsidiary of SMLP that indirectly owns SMLP’s 70% interest in Double E Pipeline, LLC (“Double E”).  In connection with the transaction, TPG will fund the next $80 million of Permian Holdco’s capital calls associated with Double E.  Permian Holdco will pay an annualized distribution rate of 7% on the outstanding preferred units and has the option to pay this in-kind during the construction

EX 99.1-6

period.  In addition, the parties have agreed to certain features that allow Permian Holdco to issue up to an additional $60 million of preferred units under the same terms and conditions.

Concurrently with the receipt of Double E’s Federal Energy Regulatory Commission (“FERC”) 7(c) certificate, which is expected in the third quarter of 2020, SMLP expects to utilize a non-recourse commercial bank financing to fund the substantial majority of SMLP’s remaining capital obligations, and further shift its Double E capital commitments in 2020 to a third party.  In total, SMLP expects that the preferred equity financing and the bank financing will cover more than 70% of SMLP’s $350 million funding obligation associated with Double E.

MVC Shortfall Payments

SMLP billed its customers $29.6 million in the fourth quarter of 2019 related to MVC shortfalls.  For those customers that do not have MVC shortfall credit banking mechanisms in their gathering agreements, the MVC shortfall payments are accounted for as gathering revenue in the period in which they are earned.  In the fourth quarter of 2019, SMLP recognized $14.5 million of gathering revenue associated with MVC shortfall payments.  SMLP also recognized $0.6 million of adjustments to MVC shortfall payments in the fourth quarter of 2019 related to shortfall payments from customers in the Williston Basin segment and the Barnett Shale segment.  SMLP’s Barnett Shale MVC expired in the fourth quarter of 2019.  SMLP’s MVC shortfall payment mechanisms contributed $15.1 million of total adjusted EBITDA in the fourth quarter of 2019.

	Three months ended December 31, 2019
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$3,370	$3,370	$—	$3,370
Total net change	$3,370	$3,370	$—	$3,370

MVC shortfall payment adjustments:
Williston Basin	$9,105	$1,476	$1,387	$2,863
Piceance Basin	8,543	7,129	—	7,129
Barnett Shale	7,264	1,264	(779)	485
Marcellus Shale	1,295	1,295	—	1,295
Total MVC shortfall payment adjustments	$26,207	$11,164	$608	$11,772

Total (1)	$29,577	$14,534	$608	$15,142

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(1) Exclusive of Ohio Gathering due to equity method accounting.

	Year ended December 31, 2019
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$13,476	$13,476	$—	$13,476
Total net change	$13,476	$13,476	$—	$13,476

MVC shortfall payment adjustments:
Williston Basin	$11,461	$11,461	$—	$11,461
Piceance Basin	28,900	28,900	(103)	28,797
Barnett Shale	7,264	1,264	3,579	4,843
Marcellus Shale	5,073	5,073	—	5,073
Total MVC shortfall payment adjustments	$52,698	$46,698	$3,476	$50,174

Total (1)	$66,174	$60,174	$3,476	$63,650

EX 99.1-7

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(1) Exclusive of Ohio Gathering due to equity method accounting.

Quarterly Distribution

On January 29, 2020, the board of directors of SMLP’s general partner declared a quarterly cash distribution of $0.125 per unit on all of its outstanding common units, or $0.50 per unit on an annualized basis, for the quarter ended December 31, 2019.  This distribution was paid on February 14, 2020, to unitholders of record as of the close of business on February 7, 2020.

Fourth Quarter 2019 Earnings Call Information

SMLP will host a conference call at 10:00 a.m. Eastern on Friday, February 28, 2020, to discuss its quarterly operating and financial results.  Interested parties may participate in the call by dialing 847-585-4405 or toll-free 888-771-4371 and entering the passcode 49342130.  The conference call will also be webcast live and can be accessed through the Investors section of SMLP's website at www.summitmidstream.com.

A replay of the conference call will be available until March 13, 2020, at 11:59 p.m. Eastern, and can be accessed by dialing 888-843-7419 and entering the replay passcode 49342130#.  An archive of the conference call will also be available on SMLP's website.

Upcoming Investor Conferences

Members of SMLP’s senior management team will participate in the Barclays Midstream & Infrastructure Corporate Access Days in New York, New York on March 3, 2020.  The presentation materials associated with this event will be accessible through the Investors section of SMLP’s website at www.summitmidstream.com prior to the beginning of the conference.

Use of Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”).  We also present adjusted EBITDA and distributable cash flow, each a non-GAAP financial measure.  We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, the change in the Deferred Purchase Price Obligation present value, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, less interest income, income tax benefit, income (loss) from equity method investees and other noncash income or gains.  We define distributable cash flow as adjusted EBITDA plus cash interest received and cash taxes received, less cash interest paid, senior notes interest adjustment, distributions to Series A Preferred unitholders, Series A Preferred units distribution adjustment, cash taxes paid and maintenance capital expenditures.  Because adjusted EBITDA and distributable cash flow may be defined differently by other entities in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other entities, thereby diminishing their utility.

Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.

Adjusted EBITDA and distributable cash flow are used as supplemental financial measures by external users of our financial statements such as investors, commercial banks, research analysts and others.

Adjusted EBITDA is used to assess:

•	the ability of our assets to generate cash sufficient to make cash distributions and support our indebtedness;
•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•	our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;

EX 99.1-8

•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and
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the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of minimum volume commitments shortfall payments under our gathering agreements or (iii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.

Distributable cash flow is used to assess:

•	the ability of our assets to generate cash sufficient to make future cash distributions and
•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

Both of these measures have limitations as analytical tools and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.  For example:

•

certain items excluded from adjusted EBITDA and distributable cash flow are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;

•	adjusted EBITDA and distributable cash flow do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	adjusted EBITDA and distributable cash flow do not reflect changes in, or cash requirements for, our working capital needs; and
•

although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA and distributable cash flow do not reflect any cash requirements for such replacements.

We compensate for the limitations of adjusted EBITDA and distributable cash flow as analytical tools by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.  Reconciliations of GAAP to non-GAAP financial measures are attached to this press release.

We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments.  These items are inherently uncertain and depend on various factors, many of which are beyond our control.  As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.

About Summit Midstream Partners, LP

SMLP is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States.  SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in six unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Permian Basin, which includes the Bone Spring and Wolfcamp formations in New Mexico; (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (vi) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado.  SMLP has an equity investment in Double E Pipeline, LLC, which is developing natural gas transmission infrastructure that will provide transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas.  SMLP also has an equity investment in Ohio Gathering, which operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio.  SMLP is headquartered in The Woodlands, Texas.

EX 99.1-9

About Summit Midstream Partners, LLC

Summit Midstream Partners, LLC (“Summit Investments”) beneficially owns a 48.5% limited partner interest in SMLP and indirectly owns and controls the non-economic general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments is a privately held company controlled by Energy Capital Partners II, LLC, and certain of its affiliates. An affiliate of Energy Capital Partners II, LLC directly owns a 6.3% limited partner interest in SMLP.

Forward-Looking Statements

Investors are cautioned that certain statements contained in this release are “forward-looking” statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions, or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible actions taken by us, our subsidiaries, Summit Investments or our Sponsor, are also forward-looking statements.

Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond the control of our management team. All forward-looking statements in this release and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements in this paragraph. These risks and uncertainties include, among others:

•	our ability to sustain our current rate of cash distributions;
•	fluctuations in natural gas, NGLs and crude oil prices;
•	the extent and success of our customers' drilling efforts, as well as the quantity of natural gas, crude oil and produced water volumes produced within proximity of our assets;
•	failure or delays by our customers in achieving expected production in their natural gas, crude oil and produced water projects;
•	competitive conditions in our industry and their impact on our ability to connect hydrocarbon supplies to our gathering and processing assets or systems;
•

actions or inactions taken or nonperformance by third parties, including suppliers, contractors, operators, processors, transporters and customers, including the inability or failure of our shipper customers to meet their financial obligations under our gathering agreements and our ability to enforce the terms and conditions of certain of our gathering agreements in the event of a bankruptcy of one or more of our customers;

•

our ability to divest of certain of our assets to third parties on attractive terms, which is subject to a number of factors, including prevailing conditions and outlook in the natural gas, NGL and crude oil industries and markets;

•	the ability to attract and retain key management personnel;
•	commercial bank and capital market conditions and the potential impact of changes or disruptions in the credit and/or capital markets;
•	changes in the availability and cost of capital and the results of our financing efforts, including availability of funds in the credit and/or capital markets;
•	restrictions placed on us by the agreements governing our debt and preferred equity instruments;
•	the availability, terms and cost of downstream transportation and processing services;
•	natural disasters, accidents, weather-related delays, casualty losses and other matters beyond our control;
•	operational risks and hazards inherent in the gathering, compression, treating and/or processing of natural gas, crude oil and produced water;
•	weather conditions and terrain in certain areas in which we operate;
•	any other issues that can result in deficiencies in the design, installation or operation of our gathering, compression, treating and processing facilities;

EX 99.1-10

•

timely receipt of necessary government approvals and permits, our ability to control the costs of construction, including costs of materials, labor and rights-of-way and other factors that may impact our ability to complete projects within budget and on schedule;

•

our ability to finance our obligations related to capital expenditures or the Deferred Purchase Price Obligation, including through opportunistic asset divestitures or joint ventures and the impact any such divestitures or joint ventures could have on our results;

•

the effects of existing and future laws and governmental regulations, including environmental, safety and climate change requirements and federal, state and local restrictions or requirements applicable to oil and/or gas drilling, production or transportation;

•	the ability of SMP Holdings to meet its obligations under its senior secured term loan facility;
•	changes in tax status;
•	the effects of litigation;
•	changes in general economic conditions; and
•	certain factors discussed elsewhere in this release.

Developments in any of these areas could cause actual results to differ materially from those anticipated or projected or cause a significant reduction in the market price of our common units, preferred units and senior notes.

The foregoing list of risks and uncertainties may not contain all of the risks and uncertainties that could affect us. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this document may not in fact occur. Accordingly, undue reliance should not be placed on these statements. We undertake no obligation to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law.

EX 99.1-11

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2019	2018
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$32,340	$4,345
Accounts receivable	102,118	97,936
Other current assets	5,018	3,971
Total current assets	139,476	106,252
Property, plant and equipment, net	1,882,251	1,963,713
Intangible assets, net	232,278	273,416
Goodwill	—	16,211
Investment in equity method investees	309,728	649,250
Other noncurrent assets	9,718	11,720
Total assets	$2,573,451	$3,020,562

Liabilities and Capital
Current liabilities:
Trade accounts payable	$24,415	$38,414
Accrued expenses	11,482	21,963
Due to affiliate	311	240
Deferred revenue	13,493	11,467
Ad valorem taxes payable	8,477	10,550
Accrued interest	12,311	12,286
Accrued environmental remediation	1,725	2,487
Other current liabilities	11,933	12,645
Total current liabilities	84,147	110,052
Long-term debt	1,470,299	1,257,731
Noncurrent Deferred Purchase Price Obligation	178,453	383,934
Noncurrent deferred revenue	38,709	39,504
Noncurrent accrued environmental remediation	2,926	3,149
Other noncurrent liabilities	7,951	4,968
Total liabilities	1,782,485	1,799,338

Mezzanine Capital
Subsidiary Series A Preferred Units	27,450	—

Partners' Capital
Series A Preferred Units	293,616	293,616
Common limited partner capital	469,900	902,358
General Partner interests	—	25,250
Total partners' capital	763,516	1,221,224
Total liabilities, mezzanine capital and partners' capital	$2,573,451	$3,020,562

EX 99.1-12

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$83,708	$84,243	$326,747	$344,616
Natural gas, NGLs and condensate sales	18,556	42,809	86,994	134,834
Other revenues	9,983	6,619	29,787	27,203
Total revenues	112,247	133,671	443,528	506,653
Costs and expenses:
Cost of natural gas and NGLs	12,636	36,112	63,438	107,661
Operation and maintenance	23,416	23,426	97,587	96,878
General and administrative (1)	16,695	13,211	54,139	52,877
Depreciation and amortization	28,273	26,896	110,206	107,100
Transaction costs	709	—	1,788	—
Loss (gain) on asset sales, net	59	6	(1,536)	—
Long-lived asset impairment (2)	15,486	5,059	60,507	7,186
Goodwill impairment (3)	—	—	16,211	—
Total costs and expenses	97,274	104,710	402,340	371,702
Other income (expense)	147	(247)	451	(169)
Interest expense	(19,626)	(15,714)	(74,429)	(60,535)
Deferred Purchase Price Obligation	13,881	32,784	1,982	(20,975)
Income (loss) before income taxes and loss from equity method investees	9,375	45,784	(30,808)	53,272
Income tax benefit (expense)	196	55	(1,174)	(33)
Loss from equity method investees (4)	(336,654)	(7,185)	(337,851)	(10,888)
Net (loss) income	$(327,083)	$38,654	$(369,833)	$42,351

(Loss) income per limited partner unit:
Common unit – basic	$(3.79)	$0.39	$(4.84)	$0.06
Common unit – diluted	$(3.79)	$0.39	$(4.84)	$0.06

Weighted-average limited partner units outstanding:
Common units – basic	88,110	73,369	82,365	73,304
Common units – diluted	88,110	73,767	82,365	73,615

__________

(1) For the three months and the year ended December 31, 2019, the amount includes $5.0 million of restructuring expenses.  For the year ended December 31, 2019, includes $3.4 million of severance expenses. For three months and the year ended December 31, 2018, the amount includes $1.1 million of severance expenses.

(2) For the year ended December 31, 2019, the amount is associated with (i) our decision in March 2019 to idle our existing 20 MMcf/d DJ Basin processing plant in conjunction with the commissioning of our new 60 MMcf/d DJ Basin processing plant resulting in an impairment charge of $34.7 million; (ii) a $14.2 million impairment charge associated with the sale of certain Red Rock Gathering system assets in the fourth quarter of 2019; and (iii) our decommissioning in March 2019 of an underutilized Barnett Shale compressor station resulting in an impairment charge of $10.2 million.

(3) For the year ended December 31, 2019, the amount represents an impairment charge associated with our annual goodwill testing of the Marcellus Shale reporting unit.

(4) For the year ended December 31, 2019, the amount includes a $336.7 million impairment charge associated with our equity method investment in Ohio Gathering and Ohio Condensate.

EX 99.1-13

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
	(Dollars in thousands)
Other financial data:
Net (loss) income	$(327,083)	$38,654	$(369,833)	$42,351
Net cash provided by operating activities	$38,918	$61,437	$182,337	$227,929
Capital expenditures	$30,628	$63,553	$182,291	$200,586
Contributions to equity method investees	$6,986	$4,924	$18,316	$4,924
Adjusted EBITDA	$77,537	$76,865	$287,141	$294,085
Distributable cash flow	$47,094	$44,361	$167,433	$179,302
Distributions declared (1)	$11,687	$45,280	$83,030	$180,932
Distribution coverage ratio (2)	4.03x	0.98x	2.02x	0.99x

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	1,356	1,533	1,397	1,673
Aggregate average daily throughput – liquids (Mbbl/d)	118.5	108.9	105.3	94.9

Ohio Gathering average daily throughput (MMcf/d) (3)	726	780	732	769

__________

(1) Represents distributions declared to common unitholders in respect of a given period. For example, for the three months ended December 31, 2019, represents the distributions declared in January 2020 and paid in February 2020.

(2) Distribution coverage ratio calculation for the three months ended December 31, 2019 and 2018 is based on distributions declared to common unitholders in respect of the fourth quarter of 2019 and 2018. Represents the ratio of distributable cash flow to distributions declared.

(3) Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.

EX 99.1-14

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
	(In thousands)
Reconciliations of net income or loss to adjusted EBITDA and distributable cash flow:
Net (loss) income	$(327,083)	$38,654	$(369,833)	$42,351
Add:
Interest expense	19,626	15,714	74,429	60,535
Income tax expense	(196)	(55)	1,174	33
Depreciation and amortization (1)	28,507	27,015	111,426	106,767
Proportional adjusted EBITDA for equity method investees (2)	9,542	10,386	39,126	39,969
Adjustments related to MVC shortfall payments (3)	608	2,909	3,476	(3,632)
Adjustments related to capital reimbursement activity (4)	(250)	(476)	(2,156)	(427)
Unit-based and noncash compensation	2,801	2,140	8,171	8,328
Deferred Purchase Price Obligation (5)	(13,881)	(32,784)	(1,982)	20,975
(Gain) loss on asset sales, net	59	6	(1,536)	—
Long-lived asset impairment	15,486	5,059	60,507	7,186
Goodwill impairment	—	—	16,211	—
Other, net (6)	5,664	1,112	10,277	1,112
Less:
Loss from equity method investees	(336,654)	(7,185)	(337,851)	(10,888)
Adjusted EBITDA	$77,537	$76,865	$287,141	$294,085
Less:
Cash interest paid	22,783	20,552	76,883	64,678
Cash paid for taxes	—	—	150	175
Senior notes interest adjustment (7)	(3,063)	(3,063)	—	—
Distributions to Series A Preferred unitholders (8)	14,250	14,250	28,500	28,500
Series A Preferred units distribution adjustment (9)	(7,125)	(7,125)	—	—
Maintenance capital expenditures	3,598	7,890	14,175	21,430
Distributable cash flow	$47,094	$44,361	$167,433	$179,302

Distributions declared (10)	$11,687	$45,280	$83,030	$180,932

Distribution coverage ratio (11)	4.03x	0.98x	2.02x	0.99x

__________

(1) Includes the amortization expense associated with our favorable and unfavorable gas gathering contracts as reported in other revenues.

(2) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, subject to a one-month lag.

(3) Adjustments related to MVC shortfall payments recognize the earnings from MVC shortfall payments ratably over the term of the associated MVC.

(4) Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).

(5) Deferred Purchase Price Obligation represents the change in the present value of the Deferred Purchase Price Obligation.

(6) Represents items of income or loss that we characterize as unrepresentative of our ongoing operations, including, in the three months and the year ended December 31, 2019, $5.0 million related to restructuring expenses and $0.7 million of transaction costs associated with the November 2019 DPPO amendment. For the year ended December 31, 2019, the amount includes $3.4

EX 99.1-15

million of severance expense associated with our former Chief Executive Officer, $0.9 million of transaction costs associated with the Equity Restructuring, and $0.9 million of transaction costs primarily associated with the November 2019 DPPO amendment. For the three months and the year ended December 31, 2018, the amount consisted of severance expense to our former Chief Financial Officer.

(7) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022.  Interest on the $500.0 million 5.75% senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025.

(8) Distributions on the Series A preferred units are paid in cash semi-annually in arrears on June 15 and December 15 each year, through and including December 15, 2022, and, thereafter, quarterly in arrears on the 15th day of March, June, September and December of each year.

(9) Series A Preferred unit distribution adjustment represents the net of distributions paid and accrued on the Series A Preferred units. Distributions on the Series A preferred units are paid in cash semi-annually in arrears on June 15 and December 15 each year, through and including December 15, 2022, and, thereafter, quarterly in arrears on the 15th day of March, June, September and December of each year.

(10) Represents distributions declared to common unitholders in respect of a given period. For example, for the three months ended December 31, 2019, represents the distributions declared in January 2020 and paid in February 2020.

(11) Distribution coverage ratio calculation for the three months ended December 31, 2019 and 2018 is based on distributions declared in respect of the fourth quarter of 2019 and 2018. Represents the ratio of distributable cash flow to distributions declared.

EX 99.1-16

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Year ended December 31,
	2019	2018
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow:
Net cash provided by operating activities	$182,337	$227,929
Add:
Interest expense, excluding amortization of debt issuance costs	70,018	56,250
Income tax expense	1,174	33
Changes in operating assets and liabilities	23,275	8,122
Proportional adjusted EBITDA for equity method investees (1)	39,126	39,969
Adjustments related to MVC shortfall payments (2)	3,476	(3,632)
Adjustments related to capital reimbursement activity (3)	(2,156)	(427)
Other, net (4)	10,277	1,112
Less:
Distributions from equity method investees	37,300	35,271
Noncash lease expense	3,086	—
Adjusted EBITDA	$287,141	$294,085
Less:
Cash interest paid	76,883	64,678
Cash paid for taxes	150	175
Distributions to Series A Preferred unitholders (5)	28,500	28,500
Maintenance capital expenditures	14,175	21,430
Distributable cash flow	$167,433	$179,302

__________

(1) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, subject to a one-month lag.

(2) Adjustments related to MVC shortfall payments are recognized in gathering services and related fees.

(3) Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).

(4) Represents items of income or loss that we characterize as unrepresentative of our ongoing operations, including, in the year ended December 31, 2019, $5.0 million related to restructuring expenses, $3.4 million of severance expense associated with our former Chief Executive Officer, $0.9 million of transaction costs associated with the Equity Restructuring, and $0.9 million of transaction costs primarily associated with the November 2019 DPPO amendment. For the year ended December 31, 2018, the amount consisted of severance expense to our former Chief Financial Officer.

(5) Distributions on the Series A Preferred units are paid in cash semi-annually in arrears on June 15 and December 15 each year, through and including December 15, 2022, and, thereafter, quarterly in arrears on the 15th day of March, June, September and December of each year.

Contact:  Blake Motley, Vice President of Strategy and Head of Investor Relations, 832-930-7539, ir@summitmidstream.com

SOURCE: Summit Midstream Partners, LP

EX 99.1-17